Certain confidential information has been omitted from this Exhibit 10.28 pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “***” at each place in this Exhibit 10.28 where the omitted information appeared in the original.

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), is entered into as of January __, 2005 by and among ALS, LLC, a Florida limited liability company, and all affiliates thereof with principal offices located at 27 North Summerlin Avenue, Orlando, Florida 32801 (“ALS”) and Stratus Services Group, Inc., a Delaware corporation, and all affiliates thereof, including but not limited to those entities having offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 (“Stratus”).

The following facts and circumstances form the basis for, and are incorporated within, this Agreement:

A.    ALS and Stratus are parties to certain Employer Services Agreements, dated from November, 2003 through May, 2004 and a certain Outsourcing Agreement dated as of August 13, 2004, by and among them and their affiliates (collectively the “Outsourcing Agreement”), pursuant to which ALS provides certain outsourcing services to Stratus.

B.    Effective as of January 31, 2005, provided Stratus has obtained Board approval for the entering into of this Agreement, which shall be no later than ten (10) days after the date hereof, or this Agreement will be deemed void and of no effect (the “Effective Date”), ALS and Stratus desire to amend and restate the terms and provisions of the Outsourcing Agreement in their entirety and be governed pursuant to the terms of this Agreement as provided herein.

C.     As of August 13, 2004, ALS took over the Stratus payroll processing center and Risk Management Operations located in Downey, California (the “Center”). ALS also took over the employment and management of personnel and assumed all of the payments related to operate the Center. ALS did not assume any Downey leases (the “Lease”) or rents during the Lease term, only the monthly required payments related to the operation of the Center. At the end of the Lease term, i.e. February 28, 2005, ALS will have the option to assume the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.    Term. The initial term of this Agreement shall be for three (3) years commencing on February 1, 2005; provided, however, that either ALS or Stratus may terminate this Agreement without cause effective at the end of the third year by giving written notice to the other party at least ninety (90) days prior to the end of the third year. After the initial 3-year term, this Agreement shall automatically renew for consecutive one-year terms unless either Party gives the other Party written notice of non-renewal at least ninety (90) days prior to the expiration of the then-existing term. In addition to the foregoing, this Agreement may be terminated prior to its expiration on the occurrence of any of the following:

(a)    Mutual agreement of Stratus and ALS as of an agreed upon date;

(b)    Default by Stratus or ALS in the performance of any material covenant, agreement, term or provision of this Agreement, which the defaulting party fails to cure within thirty (30) days after delivery of written notice setting forth the specific event of default in detail from the non-defaulting party; or

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(c)    Bankruptcy or dissolution of Stratus or ALS.

2.    Relationship.

(a)    In performing its services hereunder, ALS is acting as an independent contractor, and neither ALS nor its staff shall be considered employees of Stratus. The parties agree and acknowledge that, as an independent contractor, ALS retains the right to contract with and provide services to facilities and persons other than Stratus, and nothing in this Agreement shall be interpreted as limiting or restricting that right in any way except as expressly stated elsewhere in this Agreement. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the parties hereto, and, unless otherwise provided herein, this Agreement shall not be construed to authorize either party to act as agent for the other. Except as otherwise specifically provided for herein, ALS shall be liable for its own debts, obligations, acts and omissions, including with respect to all of ALS's staff, the payment of all applicable compensation, wages, pensions, workers' compensation, insurance and all required withholding, social security and other taxes and benefits. ALS hereby expressly agrees to provide Stratus with proof of payment of all applicable compensation, wages, pensions, workers' compensation, insurance, and all required withholding, social security and other taxes and benefits. ALS hereby expressly agrees to provide Stratus with proof of payment of such taxes in the event such is requested of Stratus by federal or state tax authorities. Any such proof will be provided directly to Stratus’ counsel for delivery to tax authorities in order to preserve the confidentiality of such records. Neither ALS nor any of its staff shall be subject to any Stratus policies solely applicable to its employees.

(b)    Stratus is hiring ALS as an independent employee management contractor, and nothing herein is intended to nor shall create the relationship of employee, partner, joint venture or associate, or any other relationship between Stratus and ALS, other than that of principal and independent contractor.

(c)    ALS is an independent service company. Certain employees assigned to ALS will be “Contract” employees (“Contract” employees are ALS employees providing a service to Stratus) of Stratus and Stratus’ clients, and the temporary Contract employees will remain under the technical and business directions of ALS at all times.

ALS cannot approve any additional employees or field expenses in excess of $1,000.00 related to Stratus outsourced employees without Stratus’ prior approval. ALS shall have no authority to negotiate any new equipment or property leases unless first obtaining consent and approval by Stratus’ CFO or CEO. ALS has no right to sign any contracts on behalf of or as agent for Stratus. All such contracts shall be signed by the CFO or CEO. ALS shall not hire or fire Stratus outsourced staff personnel, without first consulting with Stratus.

3.    Terminations. This Agreement may be terminated if any party (the “Defaulting Party”) materially defaults in the performance of its obligations hereunder and such default continues uncured for 30 days after notice by the non-defaulting party (the “Non-Defaulting Party”) to the Defaulting Party specifying the nature of the breach. The Non-Defaulting Party may terminate this Agreement upon not less than two (2) business days written notice to the Defaulting Party after the end of the applicable cure period; provided, however, the foregoing will not limit in any way any other remedies which the Non-Defaulting Party may have against the Defaulting Party on account of such default. If any party materially defaults in the performance of any of its payment obligations hereunder, (Stratus payment obligations are set forth in Sections 7 and 9(b) hereof), and such default continues uncured for two (2) business days after notice by the Non-Defaulting to the Defaulting Party specifying the nature of the breach, then the Defaulting Party shall pay, as liquidated damages, $1,000.00 per day or 12% annual interest on the amount outstanding, compounded daily or the maximum amount allowed by law, whichever is greater. For any material breach of payment obligations by Stratus in excess of $500,000, Stratus shall have two (2) business days to cure, and if not cured, ALS will have the right to terminate and

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receive the termination fee. If Stratus terminates this Agreement, then Stratus shall pay to ALS a termination fee (the “Termination Fee”). The Termination Fee shall be calculated from the effective date of termination through the remaining term of this Agreement (the “Remaining Term”). The Termination Fee shall be an amount equal to 3% for the first eighteen (18) months of this Agreement and will be reduced by .1% each month thereafter (such reduction to cease when and if the Termination Fee would become due and owing), but at no time shall the fee be less than 1%, based on the payroll that would have been earned during the Remaining Term; calculated based on the collective average payroll for all branches owned and operated by Stratus over the 13-week period immediately prior to the termination of this Agreement by Stratus. In the event that a Termination Fee becomes due and owing to ALS, Stratus shall pay same within forty five (45) days of the date of the triggering event. Notwithstanding anything herein to the contrary, the indemnification obligations under Section 18 of this Agreement shall survive until the expiration of applicable statues of limitations and expiration on terms of this Agreement. . In the event that ALS is a party to a direct payment agreement with Stratus’ lender, Capital Temp Funds, Inc., or such other lender as Stratus may, in its sole discretion, choose to utilize (“Lender”), ALS and Stratus, if they so desire, shall attempt to renegotiate this Section 3 to include such other procedures with respect to termination and default of this Agreement as they deem to be appropriate under the circumstances.

4.    General Duties of Stratus.

(a)    Stratus will provide payroll data in the agreed upon format set forth Exhibit C, including hours worked, pay rates, workers compensation classification, new hire information, per diem, if any, and expenses, if any, for each contract employee. In general, said data is to be transmitted to ALS no later than the third workday following the end of a pay period, by way of computer e-mail; however, ALS acknowledges that there may be circumstances from time-to-time when late time cards will be submitted and payroll will need to be processed immediately. ALS will be responsible for administration of health insurance and payment to health insurance providers, and Stratus will indemnify ALS and hold ALS harmless from any claim related to such health insurance responsibilities; provided, however, only to the extent that Stratus was negligent in supplying required information. Stratus will provide ALS a list of all required payroll deductions.

(b)    All employees shall fill out Stratus time cards. To the extent a notation is required by applicable law, such time cards may be noted to indicate that such Stratus employees are ”Outsourced Employees,” or similar terminology.

(c)    Provided ALS timely complies and cooperates with all information requests for required information by Stratus, Stratus will timely file with the Securities and Exchange Commission (the “SEC”) all reports required to be filed pursuant to the Securities Exchange Act of 1934. Stratus will exercise its best efforts to comply with all listing standards imposed by the exchange or quotation system on which its securities are traded, and shall exercise its best efforts to comply with all of the reporting, accounting and corporate governance obligations imposed by the Sarbanes-Oxley Act of 2002.

(d)    Stratus shall keep accurate books of account and financial and related records in accordance with generally accepted accounting principles, standards and procedures, and shall collect all amounts due to Stratus. Stratus shall retain a firm of independent certified public accountants, which shall carry out the auditing of the books of account and records of Stratus and any other function required by this Agreement or requested from time to time by Stratus.

(e)    Stratus will be responsible for all of its legal obligations and will promptly defend any suit filed against it in any county, state or federal court of the United States, and shall be solely responsible for retaining and compensating its own internal and external legal counsel.

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(f)    Stratus shall be responsible for planning, structuring and financing all of its information technology initiatives.

5.    General Duties of ALS.

(a)    ALS shall recruit, interview, test, drug-screen, select and assign all applicants consistent with its current practices;

(b)    ALS will process deductions from payroll above for health insurance contributions and any applicable wage garnishments. Deductions made due to any applicable garnishments shall be paid directly to the appropriate garnishing party.

(c)    ALS will process payroll described above and will have payroll checks for contract employees delivered to Stratus no later than two days following receipt of payroll data supplied by Stratus, except in certain limited circumstances, when time cards are late, as noted in Section 4 above.

(d)    ALS will withhold and pay to all appropriate governmental agencies all FICA, SUI, FUI and other applicable taxes from the compensation of all employees, which are the subject of this Agreement, and will promptly provide Stratus of evidence of payment of same.

(e)    ALS will, to the extent necessary, recruit and employ the appropriate on-site and staff personnel to assist in its performance of its risk management functions hereunder, and to control the employee workplace as set forth in more detail in Exhibit C hereto.

(f)    ALS shall provide such services to Stratus which are necessary for conducting daily management and operations related to Stratus revenue generating business units, procurement efforts for debt or equity financing, attract, review and recommend acquisition possibilities, conduct due diligence in connection with financing and acquisition, workers’ compensation (described more fully below)

(g)    On the Effective Date of this Agreement, all Stratus employees, except for the Chief Executive Officer, Chief Financial Officer, senior accounting officer, accounting staff, including accounts receivable and payable, legal staff, human resources, General Counsel and corporate legal, and information technology staff, will become ALS employees with costs associated to be billed back to Stratus as provided in this agreement. As of the Effective Date of this Agreement, ALS will also assume the entire employment costs for RVR Consulting, Cindy Glunt, Rich Jacoby and Bryan Smith. ALS will also assume the lease for the Winter Park, Florida, office. However, ALS and Stratus Technology Services, LLC (“STS”) shall pro rate the rent between themselves according to the portion of space occupied by each.

(h)    ALS will timely provide, as required by applicable accounting rules and for Sarbanes Oxley compliance, SAS 70 reports based on the prior year end, and will be responsible for its own costs relative to the production of the SAS 70 report.

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6.    Mutual Obligations.

(a)    ALS and Stratus will conform to all applicable local, state and federal regulations. Any fines, costs or penalties incurred by ALS as a result of improper hiring practices relative to the particular payroll in question, committed by Stratus prior to the effective date of the applicable Employer Service Agreement, Outsourcing Agreement or this Agreement, including but not limited to hiring undocumented workers, will be paid for by Stratus.

(b)    Stratus and ALS will each ensure that all employment decisions made by it in connection with this Agreement will be in compliance with all applicable local, state and federal employment laws and regulations.

7.    Compensation to ALS.

(a)    ALS will pass a mark-up per the cost schedule attached as Exhibit E to the direct labor cost (straight time and overtime) to determine the fixed hourly billing rate.  The fixed hourly billing rate includes employee labor rate, cost of maintaining proper payroll and accounting records, Workers’ Compensation Insurance, Federal and State Unemployment Insurance, and other applicable payroll taxes, overhead and general and administrative cost and margin. The hourly billing rate shall remain fixed for a period of 2 years. In year 3 depending on costs there will be an increase or decrease in billing rates of no more than 7.5%. Within forty-five (45) days of the end of each contract year of this Agreement, ALS shall provide Stratus with proof of all payroll costs including, inter alia, worker’s compensation, SUI, and all other applicable components of its bill rate as set forth on Exhibit A hereto.

(b)    All normal and customary commissions, travel, meals, and entertainment paid to an ALS employee in reference to performance related to Stratus business units or clients is billable back to Stratus, (such travel, meals, and entertainment are not subject to mark-up), as provided in this Agreement. Any individual item larger than $1,000.00 for a single purchase must be approved by a Stratus corporate officer.

(c)    Stratus agrees to pay to ALS, within forty-five (45) days of the end of each fiscal quarter, and within ninety (90) days of each fiscal year, a quarterly management fee equal to ten percent (10%) of Stratus’ Operating Profit (exclusive of all Stratus corporate operations and interest expense, STS operations, and any revenue generated by the following Stratus payrolling accounts: Dingles and U S Tech), after deducting a two percent (2%) corporate burden. In the event of any write down of goodwill or other goodwill/intangible impairment, fifty percent [50%] of such write down/impairment shall be allocated to Stratus Operating Profit). Operating Profit is to be defined in accordance with GAAP

(d)     Minimum performance criteria. ALS must, at a minimum, create at least $2,000,000 of Operating Profit for Stratus in each annual period measured from the date of this Agreement. For purposes of this Section 7(d) Operating Profit means Stratus Operating Profit, as described in paragraph (c) above, exclusive of any deduction for (i) corporate burden, (ii) write-down of goodwill and (iii) a bad debt deduction limited to the lesser of (a) ½% of Operating Income or (b) the actual write-down of the receivables in question, which receivables were created subsequent to the date of this Agreement. Stratus will provide ALS with all verification of its calculation of whether ALS has met its minimum performance criteria hereunder, within forty-five (45) days from the applicable anniversary date. In the event that ALS does not satisfy this performance criteria, Stratus will have the right to immediately terminate the provisions of this Agreement relative to ALS’ management of Stratus business, and no management fee will be due and owing. Nevertheless, the provisions of this Agreement relative to the outsourcing of employees will continue.

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8.    Operating System All payroll will be processed by ALS on ALS’ TKO System, Ltd. (“TKO”) operating system (the “Operating System”) with a mutually agreed upon timetable for conversion provided all payroll records and other relevant records comply with the requirements of all applicable SEC, accounting, and other regulatory requirements for accounting records of a publicly-held company, and further provided that such system will convert and be fed automatically into Stratus’ current Keynote general ledger system. As per an agreement between ALS, and TKO (the “Side Agreement”), Stratus will be able to use the Operating System in all of its locations for the term of this Management Agreement with ALS for a one time licensing fee of $1,250.00 per user. Stratus will not pay a licensing fee for any of the Downey users. Upon termination of this Agreement for any reason, Stratus will have an option to continue utilization of the Operating System, and TKO will grant a non-exclusive license to Stratus to use the Operating System for a mutually agreed upon fee based on the prevailing rate for the software at that time. If Stratus elects not to continue to utilize the Operating System as its primary payroll system, TKO must also agree, in the Side Agreement, at Stratus’ cost, to provide all services necessary for Stratus to convert or migrate to an alternate system. TKO will also agree in the Side Agreement to accept calls related to service issues from authorized points of contact at Stratus. If Stratus requires a specialized report that is not resident in the Operating System, TKO will agree in the Side Agreement to provide same at an agreed upon additional cost to ALS which will be billed back to Stratus. If this Management Agreement is terminated for any reason, all of Stratus’ records and information must be immediately available to Stratus.

9.    Invoicing.

(a)    ALS’ invoices to Stratus will be rendered weekly. Except as noted below, all invoices shall be billed directly to Stratus and not to Stratus clients. Client will receive invoices from Stratus.

(b)    ALS’ billings to Stratus shall be in ALS’ standard format, the general form of which Stratus hereby acknowledges. Stratus shall, upon receipt of each ALS weekly invoice, forward a check or checks representing one hundred percent (100%) of the invoiced amount, which checks ALS shall deposit by 4:00 p.m. according to the schedule of 25% on the Friday, 25% the following Monday, 25% the following Tuesday and 25% the following Wednesday, or such other times as to which the parties shall mutually agree. In consideration for extending the terms and in order for ALS to evaluate continuing such terms, Stratus will provide financial information acceptable to ALS. If Stratus has excess funds available to cover ALS invoices, Stratus will accelerate this payment schedule. Moreover, the parties agree after nine (9) months from the date of this Agreement, to re-examine the payment schedule and to re-evaluate same based upon Stratus’ then current cash flow situation. Nevertheless, Stratus agrees that the schedule set forth above will not be extended further beyond the time period set forth above, nor will the percentage of payments decrease to a lesser amount than that set forth in the schedule above

10.    Workers’ Compensation Insurance.

(a)    ALS represents and warrants that at all times during the term of this Agreement, it will maintain workers’ compensation insurance in compliance with the laws of all states in which it does business, for the benefit of the ALS employees outsourced hereunder. ALS shall provide Stratus with the appropriate alternate employer endorsement on the Certificate of Insurance attached hereto as Exhibit F. [NOT ATTACHED]

(b)    Should ALS receive a Notice of Cancellation of such workers’ compensation insurance required under this Agreement, ALS will immediately provide Stratus with such Notice of Cancellation.

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(c)    Upon ALS’ inability to provide workers’ compensation coverage required under this Agreement, this Agreement shall automatically and immediately terminate.

(d)    An example of such workers' compensation insurance coverage is set forth in that certain Certificate of Insurance attached hereto as Exhibit F. [NOT ATTACHED]

(e)    ALS agrees to promptly furnish and/or assist in the issuance of Certificates of Insurance to one or more of Stratus’ clients to evidence the existence of workers' compensation insurance coverage for the benefit of the workers assigned to such client by Stratus.

(f)    ALS acknowledges that while this Agreement is in effect, the need may arise for Stratus to provide to one or more of its clients waivers of subrogation. Pursuant to such waivers of subrogation, the insurer providing workers compensation insurance coverage to ALS, and/or Stratus, and/or the clients of Stratus will agree to waive its right to pursue subrogation against one or more individuals or entities relative to one or more employee injury claims suffered by one or more workers assigned by Stratus to such clients. ALS, shall act in good faith in its determination of whether a waiver of subrogation will be provided and will promptly notify Stratus of its decision.

11.    Deductible. Stratus will be responsible for the costs of any work-related claims but only up to a maximum of $500.00 per occurrence; not to exceed $75,000.00 annually. If Stratus disputes any bills delivered to it by ALS pursuant to this Section 11, then Stratus must submit its complaint in writing within 30 days after receipt such disputed bills, or such dispute shall be deemed waived. ALS’s determination regarding the subject matter hereof will be final.

12.    Noncompetition. ALS and Stratus, and each of their officers, directors, managers and consultants identified on Schedule A attached hereto; each of whom having joined to this Agreement pursuant to that certain Joinder to Management Agreement in the form attached hereto as Exhibit G, covenant that, except as otherwise approved in writing, neither will, during the term of this Agreement, and for a continuous uninterrupted period of 18 months commencing upon the expiration or termination of the term, regardless of the cause for termination, individually, or jointly with others, either directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any business enterprise which is located in the other party’s “Exclusive Territory” (defined below) and is the same as, similar to or competitive with the business of the other party, nor lend any assistance (financial, managerial, consulting or otherwise) to or cooperate with, any such business enterprise; provided, however, such provision shall not apply to the acquisition by either party, solely as an investment, of securities of any issuer that is registered under Section 12 or 15 of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as either party does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation. “Exclusive Territory” shall mean: (a) with respect to ALS, Florida, Georgia, South Carolina, North Carolina, Alabama, Tennessee, Arkansas, Mississippi and Louisiana; and (b) with respect to Stratus, every other state in the United States other than the states set forth in (a) above and Texas and Arizona. Either party may operate in Texas or Arizona. Nevertheless, either Stratus or ALS shall have the right to service any existing or potential account that has a national presence. Additionally, STS shall have the right to perform IT staffing in the State of Florida.

13.    Non-Solicitation. ALS and Stratus, and each of their officers, directors, managers and consultants identified on Schedule A attached hereto; each of whom having joined to this Agreement pursuant to that certain Joinder to Management Agreement in the form attached hereto as Exhibit G, each

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covenant and agree that during the term of this Agreement, and for a continuous uninterrupted period of 18 months, commencing upon the expiration or termination of this Agreement, neither ALS nor Stratus shall, either directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership, association, corporation, or entity: (a) divert or attempt to divert or solicit each others’ prospective or existing clients or business relationships by direct or indirect inducement or otherwise; or (b) employ or seek to employ any person who is at that time employed by the other party, any affiliate of the other party, or otherwise directly or indirectly induce or solicit such person to leave his or her employment.

14.    Confidential Information. For purposes of this Agreement “Confidential Information” means that proprietary information which ALS and Stratus own, control or to which they have exclusive access, as to the techniques, formulations, organization, design, development, implementation, preparation and other operations, methods and accumulated experiences incidental to their respective businesses, including, without limitation, information which pertains to the solicitation of clients; pricing structures, and the services from time to time provided by to their clients. Information related to employees, marketing techniques, advertising, promotions, client and prospect lists, mailing lists, concepts, ideas, know-how, trade secrets and/or research shall also be considered “Confidential Information” within the meaning of this Agreement. Confidential Information shall not include information which is: (a) now or hereafter comes into the public domain through no action of the other party; (b) independently developed by the other party without reliance on the Confidential Information; or (c) obtained from an independent third party that created or acquired such information without reliance on the Confidential Information, and free of any obligation of either ALS or Stratus. Each party acknowledges and agrees that the Confidential Information is a valuable, special, unique and proprietary asset which gives the other party a competitive edge over competitors who do not know of, or have access to, any of the Confidential Information.

15.    Confidentiality. ALS and Stratus, and each of their officers, directors, managers and consultants identified on Schedule A attached hereto; each of whom having joined to this Agreement pursuant to that certain Joinder to Management Agreement in the form attached hereto as Exhibit G, agree that they shall, during and after the term of this Agreement, keep the Confidential Information secret and shall not, directly or indirectly, disclose any of same without the prior written consent of the other party. Any Confidential Information made available will, at all times, be done so in confidence and in reliance upon the each party’s agreement to retain such information as secret and confidential. Except as required by applicable law or Court order, neither party shall copy or reproduce any Confidential Information without the prior written consent of the other party. If this Agreement is terminated or upon the written request of the other party for any reason, the other party shall promptly: (a) deliver to the other all Confidential Information (including all copies) furnished to such party pursuant to this Agreement; (b) destroy all other Confidential Information prepared by such party (and retain no copy, extract or other reproduction); and (c) certify to the other party in writing that (b) above has been complied with. The restrictions and limitations in this Section 15 are reasonable as to scope and duration and are necessary to reasonably protect the proprietary interests and Confidential Information of the parties hereto and to preserve for the parties the competitive ALS derived from their maintenance of their Confidential Information as secret.

16.    Reasonable Restrictions. ALS and Stratus agree, acknowledge and confirm that the geographical and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of ALS and Stratus. It is agreed by the parties hereto that if any portion of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restriction shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time, and each county being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective, so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto

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agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against the parties hereto.

17.    Records and Accounting. ALS and Stratus shall maintain complete and accurate accounting records in accordance with generally accepted accounting practices to substantiate all charges hereunder. Such records include payroll records, job cards, attendance records and summaries. ALS and Stratus shall retain such records for a period of time as required by regulatory compliance from date of final invoice. ALS shall have the right, upon reasonable notice to Stratus, and at ALS’ expense, to audit all applicable Stratus records. Stratus’ auditors shall have the right, upon reasonable notice to ALS, and at Stratus’ expense, to audit ALS source documents related to ALS’ invoices to Stratus.

18.    Indemnification.

(a)    Stratus shall indemnify ALS and hold it harmless, upon demand, from and against any losses, damages, costs, claims, expenses and liabilities, including, without limitation, reasonable attorneys’, paralegals’ and accountants’ fees and expenses, before and at trial and at all appellate levels (individually and collectively, “Losses”), which ALS may sustain, suffer or incur arising from or in connection with Stratus’ material breach of any covenant, representation, warranty, agreement, obligation or undertaking of Stratus hereunder.

(b)    ALS shall indemnify Stratus and hold it harmless, upon demand, from and against any Losses which Stratus may sustain, suffer or incur arising from or in connection with ALS’s material breach of any covenant, representation, warranty, agreement, obligation or undertaking of ALS hereunder.

(c)     A party hereunder shall have no liability under this Agreement to indemnify under either Section 18(a) or Section 18(b) above, in each case unless the party against whom such claim is asserted (the “Indemnifying Party”) receives notice of claim in writing from the party seeking indemnification (the “Indemnified Party”).

(d)    All third party claims by any Indemnified Party hereunder shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 18(c) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any governmental authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or not result in a full release of the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred:

(i)    take such action as the Indemnifying Party may reasonably request in connection with such action;

(ii)    allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party; and

(iii)    render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.
19.    Miscellaneous.

(a)    All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail or by recognized overnight delivery or courier service (e.g., Federal Express), as follows:

If to ALS:	ALS, LLC
27 North Summerlin Avenue
Orlando, Florida 32801
Attention: Jay Wolin, CFO

If to Stratus:	Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726
Attention: Michael A. Maltzman, CFO

or to such other address as shall, from time to time, be supplied in writing by such Member. Any such notice shall be deemed given upon the earlier of receipt by the addressees if hand delivered or sent by overnight courier or three days following the date mailed, if mailed certified mail, return receipt requested.

(b)    The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

(c)    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

(d)    This Agreement may not be assigned by either party without the other party’s express written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course

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of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

(f)    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(g)    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(h)    This Agreement will be governed by, construed and enforced in accordance with, the laws of the State of Florida.

(i)    Except as otherwise expressly set forth herein, each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement. Each party agrees to execute, acknowledge, if necessary, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

(j)    Nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.

(k)    In the event of a dispute between the parties, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs on all trial and appellate levels.

(l)    This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Facsimile signatures hereto or signed signature pages transmitted and received by facsimile shall have the same legal force and effect as original signatures.

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(m)    IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(n)    Either Party agrees not to make any attempt to circumvent this Agreement by forming a new company or any other means that would be detrimental to the intent of this Agreement.

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IN WITNESS WHEREOF, the parties have made and executed this agreement as of the date first written above.

ALS

ALS, LLC, a Florida limited liability
company

By: /s/ Michael J. O’Donnell
Name: Michael J. O’Donnell
Title: CEO

STRATUS

Stratus Services Group, Inc., a Delaware
corporation

By: /s/ Joseph J. Raymond
Name: Joseph J. Raymond
Title: CEO

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Exhibit A

Minimum Business Guarantee

ALS will provide outsourced services as provided for hereunder for all of Stratus’ current and future client relationships that are approved by ALS for the entire term of the Agreement.

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Exhibit C
New Client & Injury Prevention Procedures

New Client:

Upon accepting a new client the New Client Information Form needs to be filled out. The required sections are client information, job description, and risk management. Worksite evaluation must be attached to new client form.

Worksite Evaluation:

Levels A & B must be filled out on all new clients by an ALS and Stratus representative at the client facility being serviced. Level C is to be completed when ALS management feels there is a need for further assessment of client site due to injuries.

ALS has the right to reject any accounts that do not meet its’ Risk Profile.

These procedures may be updated from time to time by ALS subject to the acceptance of Stratus, whose acceptance shall not be unreasonably withheld.

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Account Executive:					Branch Name/Number:

Client Name:					New or Revised Information:
Service Address:					Phone:
Fax:

Contact Person/Title:					Phone:

JOB DESCRIPTION
Job Title:					Number of Staffers:

Job Description:

Job Type:	Temporary:	Temp-To-Hire:		Direct Hire:	Payrolling:	Expected Start Date:

Hours:		Days:			Staffer Reports To:

Length of Job:			Week Ending:		Pay Rate:	OT Rate:

Bill Rate:		OT Bill Rate:			OT after 8 or 40 hours:	Mark Up:

LEGAL					Approval:
Contract or Written Agreement:		Yes	No	If Yes, document must be attached for review by Legal before staffing.

RISK MANAGEMENT					Approval:
Company Governing Class Code:				Business Type:		W.C. Code:

Company Product:				Product Owned or Stored for Outside Vendors:

Worksite Evaluation Level A, B or C:				Date Completed:		W.C. Rate:

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INVOICING					Approval:
Billing Attention:				Phone:
Billing Address:				Fax:

Special Billing Requirements:		PO #	Department:	Single Invoices:
Explanation of Special Billing Requirements:

PAYMENT					Approval:
Check Exchange:	YES	NO	Due Upon Receipt:	YES	NO
Net 30 Days:	YES	NO	Other:

CREDIT					Approval:
Credit Rating:	Satisfactory:	Unsatisfactory:	Approved:	Rejected:	Money in Advance Only:
Reason:
Terms:	Advance Payment:	Due Upon Receipt:	30 Days:	Other:
Limits:	$5,000	$10,000	$20,000	$50,000	Other
Full Time Equivalent Allowed:		Limit Average Bill Rate 40hours = FTE’s per week			Number of FTE’s:

Account Executive:				Branch Name/Number:

New Client Approval :
ASG
By:
Title:         Exhibit E

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Billing Schedule

1.	Hourly billing rates include FICA, SUI, FUI, Workers’ Compensation Insurance, General and Administrative costs and margin and any applicable government imposed charges. It is understood that any tax savings due to employees meeting tax cutoffs will remain with ALS. The billing rate will be the direct labor rate, multiplied by the applicable mark-up percentage from Table 1 below:
2.	ALS will process deductions for health insurance and any applicable support garnishments. Stratus will forward all garnishment information to ALS. Deductions made due to any applicable garnishments shall be paid directly to the appropriate garnishing party. Any tax credits or incentives will benefit ALS only, and not be credited to Stratus. ALS shall not be held liable for any unknown or late deductions due to Stratus’ failure to provide information on a timely basis.

Table 1

***

This agreement still needs to include rate chart for Delaware, MD and Texas which the companies agree to negotiate in good faith.

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EXHIBIT G
Joinder to Management Agreement

(see attached)

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SCHEDULE A
Parties to Joinder

STRATUS:
Joseph J. Raymond, Sr.
Jeffrey Raymond
Michael A. Maltzman

ALS:
Michael J. O’Donnell
Kevin O’Donnell
Michael William O’Donnell
Joe Raymond, Jr.
Jay Wolin

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